Exhibit 99.1

Press Contact:

Liz DeCastro

Iridium Communications Inc.

+ 1 (703) 287-7421

liz.decastro@iridium.com

IRIDIUM REPORTS STRONG GROWTH

IN THE SECOND QUARTER AND

RAISES ALL ELEMENTS OF GUIDANCE FOR 2010

MCLEAN, Va. – August 9, 2010 – Iridium Communications Inc. (Nasdaq:IRDM) today reported financial results for the quarter ended June 30, 2010. The following reflects the results of Iridium Communications Inc. (the Company) for the second quarter of 2010 compared to those of Iridium Holdings LLC (predecessor) for the second quarter of 2009. Please see the combined results, along with the appropriate related footnotes, in the attachments to this press release.

Operating Highlights – Second Quarter 2010

The following are highlights of Iridium’s second quarter 2010 financial performance:

–	Total billable subscribers grew 16.8%, reaching approximately 383,000 – up from approximately 328,000 at the end of the comparable quarter last year. Growth occurred across all product areas.

–	Commercial service revenue increased 13.8% to $45.5 million in the second quarter compared to $40.0 million during the second quarter of 2009. For the first half of the year, commercial service revenue was up 12.5% over the first half of 2009.

–	Government voice and machine-to-machine (M2M) data service revenue increased 7.1% to $14.2 million in the second quarter compared to $13.3 million in the second quarter of 2009. For the first half of the year, government voice and M2M data service revenue was up 5.1% over the first half of 2009.

–	Subscriber equipment revenue for the second quarter decreased to $20.3 million compared to $24.6 million in the second quarter of 2009, in part due to a global parts supply issue that delayed some shipments to customers, to a change in the mix of equipment sales to lower- cost M2M devices, and to lower overall device pricing. For the first half of the year, subscriber equipment revenue was down 6.6% over the first half of 2009.

–	Total revenue increased to $84.0 million in the second quarter compared to $82.7 million during the second quarter of 2009. For the first half of 2010, revenue increased 4.6% over the first half of 2009.

–	Net income for the second quarter was $3.2 million compared to net income of $28.6 million for the second quarter of 2009. For the first half of the year, net income was $1.9 million compared to $38.3 million in the first half of 2009, in part reflecting $11.8 million and $30.2 million, respectively, of non-cash expenses related to purchase accounting adjustments in those periods, net of tax, related to GHL Acquisition Corp.’s acquisition of Iridium Holdings LLC.

–	Operational EBITDA was $36.2 million in the second quarter compared with $37.1 million in the second quarter of 2009, primarily driven by lower equipment revenues. For the first half of the year, Operational EBITDA was up 7.0% over the first half of 2009 (see a reconciliation to net income in the attached tables).

“The last few months have been the most transformative ever in the life of Iridium,” said Matt Desch, CEO of Iridium. “We are near completing our financing through a very attractive $1.8 billion Coface-backed facility, and we are pleased that we cleared a critical hurdle by receiving preliminary commitments from banks in excess of that amount. We selected Thales Alenia Space as our prime contractor and they are already underway with developing our satellites. We announced a very favorably-priced launch services contract with SpaceX and witnessed their inaugural Falcon 9 launch. And, we lowered our operational costs through new contracts with Boeing. Achieving these milestones firmly places Iridium on the path that we have charted with world- class partners to support us going forward.”

Speaking to second quarter revenue growth, Don Thoma, Iridium’s executive vice president of marketing, commented, “We experienced strong second quarter subscriber additions, and increased commercial and government recurring revenues, again reflecting healthy demand for our diversified portfolio of services. Data continues to be a primary driver of growth. We added approximately 7,000 commercial data subscribers in the quarter, with growth of 25.8% over this period last year. One reason for this growth is the new, lower-cost Iridium 9602™ M2M transceiver, which we brought to market in May. In addition to the impressive growth of our M2M data services, we continue to be pleased with the growth and average revenue per unit (ARPU) of Iridium OpenPort® high-speed maritime terminal activations. Finally, our handsets continue to set the standard for voice service quality, reliability, mobility and global reach, evidenced by continued worldwide demand for the Iridium 9555™ satellite phone.”

Speaking to second quarter financial results, Tom Fitzpatrick, Iridium’s CFO, stated, “Operationally, we are off to a robust start in the first half of 2010 with strong subscriber additions as well as on-target revenue and Operational EBITDA. Our decreased subscriber equipment revenue was primarily due to lower unit pricing, as we have emphasized subscriber growth to increase recurring service revenue, in addition to a change in the mix of equipment sales to lower-cost M2M devices. We were able to minimize the impact of lower equipment pricing by reducing our cost as a result of R&D investments that we made in the last few years. Also, sales in the quarter would have been greater except a parts supply issue delayed some shipments to customers, a problem that device manufacturers experienced globally during the second quarter. I am pleased to say, however, that we are working with our parts suppliers to remedy this delay and to fulfill our backlog, and we expect equipment sales to completely catch up and be on track for the full year.”

Fitzpatrick continued, “Based on our strong second quarter results, we are increasing our guidance for the full year 2010:

–	We now expect billable subscriber growth for the year to exceed 20%, an increase from our previous guidance of 10-15%.

–	We expect commercial service revenue growth to exceed 12%, up from our previous guidance of 10-12%.

–	We expect government service revenue growth will be greater than 5%, up from our previous guidance of 3-5%.

–	Based on orders and expected second half growth, we expect mid to high single-digit growth for equipment revenue, an increase from our previous guidance of single-digit growth.

–	We now expect Operational EBITDA to be at least $150 million for the full year.”

Recent Highlights

In addition to continued strong financial performance, Iridium noted the following second quarter key milestones:

–	Since the commercial launch of the Iridium 9602, the Company has received orders for nearly 100,000 units to ship in the next 18 months. The Iridium 9602’s lower price, two-way data capability and new form factor are driving the design of M2M solutions by more than 90 Iridium development partners around the world, including for unattended sensor telemetry, fleet management, enterprise logistics and supply-chain visibility, soldier and military vehicle tracking, and personal two-way navigation and mapping.

–	During the quarter, the Company announced significant Iridium OpenPort activities, including orders from Spanish commercial fishing vessels complying with new European Union regulations for electronic log keeping and reporting, as well as customers requiring turnkey ship-to-shore voice and data calling.

–	Development of services for the aviation sector based on Iridium OpenPort technology began in the second quarter. LiveTV, a wholly owned subsidiary of JetBlue Airways, announced it is developing an aviation antenna to enable cockpit and cabin connectivity services, offering the same attributes, network quality and coverage as the Iridium OpenPort maritime service. Once available, passengers, crew and operations staff in commercial and general aviation will have access to cost-effective airtime to stay in touch everywhere, including oceanic or Polar routes. LiveTV expects to engage in Supplemental Type Certificate (STC) air trials by the fourth quarter 2010, with full commercial rollout in early 2011.

–

In the government sector, deployment and adoption of Netted Iridium radios and services through the Distributed Tactical Communications System (DTCS) program has increased, particularly in the U.S. Central Command (CENTCOM).

Operational through the U.S. Department of Defense’s Information Systems Agency (DISA), the DTCS Netted Iridium-based devices are now deploying to Afghanistan and other regions. More than 1,600 devices were active at the end of the second quarter, more than doubling the number of active devices in the first quarter, and with expected continued ramp-up from existing task orders. Iridium also has seen continued strong demand for traditional voice and data communications services from the DoD.

–	Iridium also continued to grow its distribution footprint with a new South African license and establishment of “Iridium South Africa.”

Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, we disclose Operational EBITDA, which is a non-GAAP financial measure, as a supplemental measure to help investors evaluate our fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the commencement of operations of Iridium NEXT), stock-based compensation expenses, transaction expenses associated with GHL Acquisition Corp.’s acquisition of Iridium Holdings LLC (the “Acquisition”), the impact of purchase accounting adjustments, and changes in the fair value of warrants. Operational EBITDA does not represent, and should not be considered, an alternative to GAAP measurements such as net income, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. A reconciliation of Operational EBITDA to net (loss) income, its comparable GAAP financial measure, is in the attached table. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), stock-based compensation expenses, transaction expenses associated with the Acquisition, the impact of purchase accounting adjustments and changes in fair value of the warrants, we believe the result is a useful measure across time in evaluating our fundamental core operating performance. Management also uses Operational EBITDA to manage our business, including in preparing its annual operating budget, financial projections and compensation plans. We believe that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as we present it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money or the payment of income taxes or depreciation expense on our capital assets, which are necessary elements of our operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of our operating performance has material limitations. Due to these limitations, our management does not view Operational EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

Conference Call Information

Iridium will host a conference call on Monday, August 9, 2010 at 4:30 p.m. Eastern Daylight Time (EDT) to discuss the Company’s second quarter 2010 results. To participate in the teleconference, callers can dial the toll-free number 1-877-334-1964 (U.S. callers only) or 1-631-291-4574 (from outside the U.S.). A conference ID is required – 89922709. For those unable to participate in the live call, a replay of the call will be available toll free for seven days at 1-800-642-1687 (U.S. callers only) or at 1-706-645-9291 (callers outside the U.S.). The passcode for the replay is 89922709. To help ensure the conference begins in a timely manner, please dial in five minutes prior to the scheduled start time.

About Iridium Communications Inc.

Iridium Communications Inc. (www.iridium.com) is the only mobile satellite service (MSS) company offering coverage over the entire globe. The Iridium constellation of low-Earth orbiting (LEO) cross-linked satellites provides critical voice and data services for areas not served by terrestrial communication networks. Iridium serves commercial markets through a worldwide network of distributors, and provides services to the U.S. Department of Defense and other U.S. and international government agencies. The Company’s customers represent a broad spectrum of industry, including maritime, aeronautical, government/defense, public safety, utilities, oil/gas, mining, forestry, heavy equipment and transportation. Iridium has launched a major development program for its next-generation satellite constellation, Iridium NEXT. The Company is headquartered in McLean, Va., U.S.A. and trades on the NASDAQ Global Market under the ticker symbols IRDM (common stock), IRDMW ($7.00 warrants), IRDMZ ($11.50 warrants) and IRDMU (units).

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Company’s ability to secure financing for Iridium NEXT, anticipated growth in the sale of data services and Iridium OpenPort services, the Company’s ability to address parts supply issues, expected equipment sales, and anticipated subscriber growth, revenue, and Operational EBITDA for 2010. Other forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions of or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding levels of demand for mobile satellite services (MSS), expected Operational EBITDA growth, growth in subscribers and revenue, the finalization of financing for Iridium NEXT, and Iridium’s ability to maintain the health, capacity and content of its satellite constellation, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission (“SEC”) on March 16, 2010 and the Company’s Form 10-Q for the quarter ended June 30, 2010 filed with the SEC on August 9, 2010. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release and Iridium undertakes no obligation to update forward-looking statements.

# # #

Iridium Communications Inc. and Iridium Holdings LLC

Consolidated Statements of Operations

(In thousands)

	Iridium Holdings LLC	Iridium Communications Inc.
	For the Three Months Ended June 30,
	2009	2010	Purchase Accounting Adjustments (1)

Revenue:
Services:
Government	$18,160	$18,230	$—
Commercial	39,959	45,480	(964)
Subscriber equipment	24,586	20,264	—

Total revenue	82,705	83,974	(964)

Operating expenses:
Cost of subscriber equipment sales	11,601	11,711	—
Cost of services (exclusive of depreciation and amortization)	19,185	19,021	(1,020)
Research and development	1,175	8,132	—
Depreciation and amortization	3,574	22,449	19,243
Selling, general and administrative	13,232	16,703	—
Transaction costs	1,275	—	—

Total operating expenses	50,042	78,016	18,223

Operating profit (loss)	32,663	5,958	(19,187)

Other (expense) income:

Interest (expense) income, net of capitalized interest	(4,465)	228	—
Other income (expense), net	402	(22)

Total other (expense) income	(4,063)	206	—

Earnings (loss) before income taxes	28,600	6,164	(19,187)
Income tax provision (benefit)	—	2,964	(7,417)

Net income (loss)	$28,600	$3,200	$(11,770)

Operational EBITDA	$37,091	$36,165	$—

(1)	When comparing Iridium Communications Inc.’s results of operations to that of Iridium Holdings LLC, the impact of the purchase accounting on the carrying value of inventory, property and equipment, intangible assets and accruals, was an increase of approximately $19.8 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the purchase accounting, the cost of subscriber equipment sales increased in the first quarter of 2010 as compared to those costs and expenses of Iridium Holdings LLC in prior periods and the decrease in the carrying value of deferred revenue is expected to result in a decrease in revenue through first quarter of 2011. In addition, the increase in accruals will result in a reduction in cost of services (exclusive of depreciation and amortization) during 2010. The increase in property and equipment and intangible assets will result in an increase to depreciation and amortization expense during 2010 and future periods.

Iridium Communications Inc. and Iridium Holdings LLC

Consolidated Statements of Operations

(In thousands)

	Iridium Holdings LLC	Iridium Communications Inc.
	For the Six Months Ended June 30,
	2009	2010	Purchase Accounting Adjustments (1)

Revenue:
Services:
Government	$36,628	$37,243	$—
Commercial	76,777	86,366	(2,020)
Subscriber equipment	45,089	42,107	—

Total revenue	158,494	165,716	(2,020)

Operating expenses:
Cost of subscriber equipment sales	22,917	34,856	10,873
Cost of services (exclusive of depreciation and amortization)	38,882	39,382	(2,040)
Research and development	13,269	12,397	—
Depreciation and amortization	7,249	44,960	38,296
Selling, general and administrative	27,171	32,633	—
Transaction costs	1,918	—	—

Total operating expenses	111,406	164,228	47,129

Operating profit (loss)	47,088	1,488	(49,149)

Other (expense) income:

Interest (expense) income, net of capitalized interest	(9,104)	334	—
Other income (expense), net	334	95

Total other (expense) income	(8,770)	429	—

Earnings (loss) before income taxes	38,318	1,917	(49,149)
Income tax provision (benefit)	—	34	(19,000)

Net income (loss)	$38,318	$1,883	$(30,149)

Operational EBITDA	$65,208	$69,777	$—

(1)	When comparing Iridium Communications Inc.’s results of operations to that of Iridium Holdings LLC, the impact of the purchase accounting on the carrying value of inventory, property and equipment, intangible assets and accruals, was an increase of approximately $19.8 million, $348.2 million, $95.5 million and $29.0 million, respectively compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the purchase accounting, the cost of subscriber equipment sales increased in the first quarter of 2010 as compared to those costs and expenses of Iridium Holdings LLC in prior periods and the decrease in the carrying value of deferred revenue is expected to result in a decrease in revenue through first quarter of 2011. In addition, the increase in accruals will result in a reduction in cost of services (exclusive of depreciation and amortization) during 2010. The increase in property and equipment and intangible assets will result in an increase to depreciation and amortization expense during 2010 and future periods.

Iridium Communications Inc. and Iridium Holdings LLC

Summary Highlights

	Iridium Holdings LLC		Iridium Communications Inc.
(In thousands)	For the Three Months Ended June 30, 2009		For the Three Months Ended June 30, 2010		% Change
	Revenue	Subscribers(1)	Revenue	Subscribers(1)	Revenue	Subscribers

Commercial
Voice and M2M data service
Voice	$35,804	230	$38,806	262	8.4%	13.9%
M2M data	4,031	66	6,032	83	49.6%	25.8%

Total voice and M2M data service	39,835	296	44,838	345	12.6%	16.6%
Other	124	—	642	—	417.7%	NM

Total commercial	39,959	296	45,480	345	13.8%	16.6%

Government
Voice and M2M data service
Voice	13,101	29	13,887	32	6.0%	10.3%
M2M data	181	3	340	6	87.8%	100.0%

Total voice and M2M data service	13,282	32	14,227	38	7.1%	18.8%
Engineering and support	4,878	—	4,003	—	-17.9%	NM

Total government	18,160	32	18,230	38	0.4%	18.8%

Equipment	24,586	—	20,264	—	-17.6%	NM

Total revenue and billable subscribers	$82,705	328	$83,974	383	1.5%	16.8%

(1)	Subscribers as of the end of the period

NM= Not Meaningful

Iridium Communications Inc. and Iridium Holdings LLC

Summary Highlights

	Iridium Holdings LLC		Iridium Communications Inc.
(In thousands)	For the Six Months Ended June 30, 2009		For the Six Months Ended June 30, 2010		% Change
	Revenue	Subscribers(1)	Revenue	Subscribers(1)	Revenue	Subscribers

Commercial
Voice and M2M data service
Voice	$68,642	230	$75,413	262	9.9%	13.9%
M2M data	7,813	66	10,082	83	29.0%	25.8%

Total voice and M2M data service	76,455	296	85,495	345	11.8%	16.6%
Other	322	—	871	—	170.5%	NM

Total commercial	76,777	296	86,366	345	12.5%	16.6%

Government
Voice and M2M data service
Voice	26,320	29	27,380	32	4.0%	10.3%
M2M data	310	3	604	6	94.8%	100.0%

Total voice and M2M data service	26,630	32	27,984	38	5.1%	18.8%
Engineering and support	9,998	—	9,259	—	-7.4%	NM

Total government	36,628	32	37,243	38	1.7%	18.8%

Equipment	45,089	—	42,107	—	-6.6%	NM

Total revenue and billable subscribers	$158,494	328	$165,716	383	4.6%	16.8%

(1)	Subscribers as of the end of the period

NM= Not Meaningful

Iridium Communications Inc. and Iridium Holdings LLC

Supplemental Reconciliation of Operational EBITDA

(In thousands)

	Iridium Holdings LLC	Iridium Communications Inc.	Iridium Holdings LLC	Iridium Communications Inc.
	Three Months Ended June 30, 2009	Three Months Ended June 30, 2010	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010

Net income	$28,600	$3,200	$38,318	$1,883
Interest expense	4,597	11	9,219	23
Interest income	(132)	(239)	(115)	(357)
Income tax provision	—	2,964	—	34
Depreciation and amortization	3,574	22,449	7,249	44,960
Iridium NEXT expenses, net	(1,216)	6,575	7,633	9,938
Share-based compensation	393	1,261	986	2,443
Transaction costs	1,275	—	1,918	—
Purchase accounting adjustments	—	(56)	—	10,853

Operational EBITDA	$37,091	$36,165	$65,208	$69,777